Exhibit 99.3

Norcraft Companies, L.P. and Norcraft Finance Corp. Announces

Private Placement of Senior Secured Second Lien Notes

November 30, 2009 – Eagan, Minnesota – Norcraft Companies, L.P. (the “Companies”) announced today that it, together with its direct, wholly owned subsidiary, Norcraft Finance Corp., intends to offer approximately $150,000,000 aggregate principal amount of senior secured second lien notes (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). The Notes will be guaranteed on a senior secured basis by Norcraft Canada Corporation, a direct, wholly owned subsidiary of Companies.

The Companies intend to use the net proceeds from this offering to redeem its and Norcraft Finance Corp.’s 9% Senior Subordinated Notes due 2011 and to repurchase a portion of the 9 3/4 % Senior Discount Notes due 2012 issued by Norcraft Holdings, L.P. and Norcraft Capital Corp in accordance with terms of Norcraft Holdings, L.P.’s previously announced tender offer.

The Notes will not be initially registered under the Securities Act or any state securities law and may not be offered or sold in the United States or any jurisdiction absent an effective registration statement or an applicable exemption.

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to purchase the Notes or any securities of Norcraft Holdings, L.P. or any of its subsidiaries. No offers are being made herein to any investor in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

* * * * *

Certain statements in this press release are “forward-looking statements” within the meaning of the Securities Act. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission, or in Norcraft Companies, L.P.’s communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions and divestitures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, demand for the company’s goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability of key raw materials and unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in documents filed with the Securities and

Exchange Commission by Norcraft Companies, L.P., particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Media Contact:

Norcraft Companies, L.P.

Leigh E. Ginter, 651-234-3315

Chief Financial Officer

leigh.ginter@norcraftcompanies.com